CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 98 to the Registration Statement on Form N-1A of Fidelity Union Street Trust: Spartan Intermediate Municipal Income Fund and Spartan Short-Intermediate Municipal Income Fund of our reports dated October 3, 1997 on the financial statements and financial highlights included in the August 31, 1997 Annual Reports to Shareholders of Spartan Intermediate Municipal Income Fund and Spartan Short-Intermediate Municipal Income Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
October 20, 1997